Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2024 Financial and Operating Results

MALVERN, PA., March 4, 2025 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a vertically integrated, commercial stage, medical technology and healthcare company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the leading neurohealth therapies in the world, today announced its financial and operating results for the fourth quarter and full year of 2024.

Fourth Quarter 2024 Highlights

•	Acquired Greenbrook TMS on December 9, 2024

•	Received an incremental $10 million in funding from Perceptive Advisors

•	Fourth quarter 2024 revenue of $22.5 million, a 11% increase as compared to the fourth quarter 2023

•	U.S. NeuroStar Advanced Therapy System revenue of $3.8 million in the quarter

•	U.S. treatment session revenue of $12.9 million

•	No Greenbrook treatment session revenues are included after the December 9, 2024 transaction close

•	Greenbrook TMS revenue from December 10 to December 31, 2024 included in the results

•	U.S. clinic revenue of $4.4 million, representing Greenbrook TMS revenue subsequent to its acquisition

Full Year 2024 Highlights

•	Full year 2024 revenue of $74.9 million, a 5% increase as compared to full year 2023

•	Full year 2024 U.S. treatment session revenue of $50.8 million

•	Received FDA clearance for the treatment of adolescents 15 and older

Recent Operational Highlights

•	Completed secondary offering of 9,200,000 shares of our common stock raising approximately $18.9 million in net cash in February 2025

•	Fully executed actions to realize over $21 million of the targeted $22 million in expected annualized cost synergies related to the acquisition of Greenbrook

•	Achieved milestone of over 195,000 global patients treated with 7.1 million treatment sessions

“2024 was a defining year for Neuronetics as we’ve strategically transformed our business model and market position,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “By expanding our Better Me Provider network and acquiring Greenbrook, we’ve created an unparalleled TMS treatment platform while rapidly improving our financial position.”

Keith J. Sullivan continued, “The early results speak for themselves – Better Me Provider (“BMP”) participants are treating more patients than non-participants as a result of complying with our five patient responsiveness standards. As we apply these proven methods across our expanded network and execute on our Greenbrook integration, we’re building momentum toward our dual objectives of double-digit revenue growth for the year and becoming cash flow positive in Q3 2025. Neuronetics now stands as the clear leader in TMS therapy, uniquely positioned to expand mental health access while delivering shareholder value through operational excellence and sustainable growth.”

Fourth Quarter 2024 Financial and Operating Results for the Three Months Ended December 31, 2024

These results reflect Neuronetics’ standalone performance through December 8, 2024, and combined performance with Greenbrook TMS for the remainder of the year.

	Revenues by Geography Three Months Ended December 31,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$21,642	$19,872	9%
International	851	442	93%

Total revenues	$22,493	$20,314	11%

Total revenue for the three months ended December 31, 2024 was $22.5 million, an increase of 11% compared to the revenue of $20.3 million in the fourth quarter of 2023. During the quarter, total U.S. revenue increased by 9% and international revenue increased by 93% over the fourth quarter of 2023. The increase in U.S. revenue was primarily attributable to U.S. clinic revenue, added as a result of the acquisition of Greenbrook.

	U.S. Revenues by Product Category Three Months Ended December 31,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,849	$4,524	(15)%
Treatment sessions	12,858	14,878	(14)%
Clinic revenue	4,445	—	—%
Other	490	470	4%

Total U.S. revenues	$21,642	$19,872	9%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended December 31, 2024 was $3.8 million, a decrease of 15% compared to $4.5 million in the fourth quarter of 2023. For the three months ended December 31, 2024, and 2023, the Company shipped 46 and 59 systems, respectively. While the number of systems decreased, the average selling price per system increased by 6%.

U.S. treatment session revenue for the three months ended December 31, 2024 was $12.9 million, a decrease of 14% compared to $14.9 million in the fourth quarter of 2023.The decline was primarily driven by the elimination of $1.1million in treatment session revenue to Greenbrook subsequent to the acquisition U.S. clinic revenue, which represents revenue generated by Greenbrook, was $4.4 million for the three months ended December 31, 2024.

U.S. clinic revenue, which represents revenue generated by Greenbrook, was $4.4 million for the three months ended December 31, 2024.

Gross margin for the fourth quarter of 2024 was 66.2%, a decrease of approximately 1,140 basis points from the fourth quarter of 2023 gross margin of 77.6%. The decrease in gross margin was primarily a result of the inclusion of Greenbrook’s clinic business and reduction in Treatment session revenue.

Operating expenses during the fourth quarter of 2024 were $25.8 million, an increase of $5.6 million, or 28%, compared to $20.2 million in the fourth quarter of 2023, mainly attributable to professional fees incurred related to the Greenbrook acquisition, and the inclusion of Greenbrook’s expenses subsequent to the acquisition.

Net loss for the fourth quarter of 2024 was $(12.2) million, or $(0.33) per share, as compared to $(5.4) million, or $(0.19) per share, in the fourth quarter of 2023. Net loss per share was based on 36,673,505 and 29,048,367 weighted average common shares outstanding for the fourth quarters of 2024 and 2023, respectively.

Adjusted EBITDA excludes certain adjustments, including acquisition related expenses, software impairment, loss on extinguishment of debt and inventory impairment, to provide a more accurate reflection of the company’s core operational performance. Adjusted EBITDA for the fourth quarter of 2024 was $0.1 million as compared to the fourth quarter of 2023 Adjusted EBITDA of $(3.0) million. See the accompanying financial table that reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to net loss.

Full year Financial and Operating Results

These results reflect Neuronetics’ standalone performance through December 8, 2024, and combined performance with Greenbrook TMS for the remainder of the year.

	Revenues by Geography Year ended December 31,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$72,488	$69,336	5%
International	2,402	2,012	19%

Total revenues	$74,890	$71,348	5%

Total revenue increased by $3.6 million or 5%, from $71.3 million of the year ended December 31, 2023 to $74.9 million for the year ended December 31, 2024. For the year ended December 31, 2024, U.S. revenue increased by 5% and international revenue increased by 19% over the comparative prior year period. The U.S. revenue growth was primarily due to the addition of U.S. clinic revenue and the international revenue growth was primarily driven by an increase in NeuroStar Advanced Therapy System revenue.

	U.S. Revenues by Product Category Year ended December 31,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$15,267	$16,460	(7)%
Treatment sessions	50,832	50,896	—%
Clinic revenue	4,445	—	—%
Other	1,944	1,980	(2)%

Total U.S. revenues	$72,488	$69,336	5%

U.S. NeuroStar Advanced Therapy System revenue decreased by $1.2 million or 7%, in the year ended December 31, 2024 compared to the year ended December 31, 2023. For the periods ended December 31, 2024 and 2023, the Company shipped 185 and 205 systems, respectively.

U.S. treatment session revenues were essentially flat compared to the year ended December 31, 2023.

U.S. clinic revenue, which represents revenue generated by Greenbrook, was $4.4 million.

Gross margin for the full year 2024 was 72.3%, a decrease of approximately 20 basis points from the full year 2023 gross margin of 72.5%.

Operating expenses during the full year 2024 were $88.2 million, an increase of $5.9 million, or 7% compared to $82.3 million in the full year 2023. The increase was mainly attributable to professional fees incurred related to the Greenbrook acquisition, and the inclusion of Greenbrook’s expenses subsequent to the acquisition.

Net loss for the full year 2024 was $(43.2) million, or $(1.37) per share, as compared to full year 2023 net loss of $(30.2) million, or $(1.05) per share. Net loss per share was based on 31,626,135 and 28,657,819 weighted-average common shares outstanding for the years ended 2024 and 2023, respectively. There were 55,679,501 shares outstanding as of December 31, 2024.

Adjusted EBITDA excludes certain adjustments, including acquisition related expenses, software impairment, loss on extinguishment of debt and inventory impairment, to provide a more accurate reflection of the company’s core operational performance. For the full year 2024, Adjusted EBITDA was $(21.4) million compared to $(21.0) million for the full year 2023. See the accompanying financial table that reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $18.5 million as of December 31, 2024. This compares to cash and cash equivalents of $59.7 million as of December 31, 2023.

Neuronetics and Greenbrook TMS Transaction Closed

Effective as of December 9, 2024, Neuronetics successfully completed its acquisition of Greenbrook TMS Inc., creating a transformative combination in mental health therapy delivery. The transaction united Neuronetics’ NeuroStar technology platform with Greenbrook’s network of 95 treatment clinics across the United States. Concurrent with closing, Neuronetics secured an additional $10 million tranche from its Perceptive credit facility to support the combined enterprise operations. The integration planning teams have already made significant progress in implementing strategic initiatives aimed at driving profitable growth and recognizing operational cost synergies, of which the actions to realize over $21 million of the targeted $22 million in expected annualized cost synergies have been executed. The remaining synergies are expected to be fully acted upon and captured during 2025.

FDA Clearance as a First-Line Add-On Treatment for Adolescents with Depression

In March 2024, Neuronetics received U.S. Food and Drug Administration (“FDA”) clearance for its NeuroStar Advanced Therapy as the first and only transcranial magnetic stimulation (“TMS”) treatment cleared as a first line, adjunct for major depressive disorder (“MDD”) in adolescents aged 15-21. The FDA clearance was supported by real-world data from the Company’s TrakStar database showing 78% of adolescent patients treated with NeuroStar achieved clinically meaningful improvement in their depression severity. This clearance opened up a new treatment option for the large adolescent MDD patient population that had extremely limited FDA-approved treatment options available previously. With the addition of the adolescent indication, Neuronetics’ total addressable market for MDD increased by approximately 35% to 29.3 million patients.

Strategic Financing Strengthens Balance Sheet

Subsequent to quarter end, Neuronetics successfully completed an $18.9 million public offering of common stock, strengthening the Company’s financial position and providing additional flexibility to execute on key growth initiatives. This financing enhances the Company’s ability to potentially accelerate high-return programs such as the SPRAVATO buy-and-bill expansion, accelerate BMP implementation across the broader network, and enhance capabilities - all while maintaining the Company’s projected timeline to be cash flow positive in the third quarter of 2025.

Business Outlook

For the first quarter of 2025, the Company expects total worldwide revenue between $28.0 million and $30.0 million.

For the full year 2025, the Company expects total worldwide revenue to be between $145.0 million and $155.0 million.

For the full year 2025, the Company expects gross margin to be approximately 55%.

For the full year 2025, the Company expects total operating expenses to be between $90.0 million and $98.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 4, 2025, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/a3eb5opb. To listen to the conference call on your telephone, you may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is delivering more treatment options to patients and physicians by offering exceptional in-office treatments that produce extraordinary results. NeuroStar Advanced Therapy (“NeuroStar Therapy”) is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. In addition to selling the NeuroStar Advanced Therapy System (the “NeuroStar System”) and associated treatment sessions to customers, Neuronetics operates Greenbrook TMS Inc. (“Greenbrook”) treatment centers across the United States, offering NeuroStar Therapy for the treatment of MDD and other mental health disorders.

NeuroStar Therapy is indicated for the treatment of depressive episodes and for decreasing anxiety symptoms for those who may exhibit comorbid anxiety symptoms in adult patients suffering from MDD and who failed to achieve satisfactory improvement from previous antidepressant medication treatment in the current episode. It is also cleared by the U.S. Food and Drug Administration, as an adjunct for adults with obsessive-compulsive disorder and for adolescent patients aged 15 to 21 with MDD. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook, on the Company’s business relationships, operating results and business generally; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s ability to successfully complete the announced restructuring plans; the Company’s reliance on the sale and use of the NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s revenue has been concentrated among a small number of customers; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of the NeuroStar System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of the Company’s credit facility; the Company’s ability to successfully roll-out the Company’s Better Me Provider program on the planned timeline; the Company’s self-sustainability and existing cash balances; and the Company’s ability to achieve cash flow positive in the third quarter of 2025. For a discussion of these and other related risks, please refer to the Company’s recent filings with the SEC, which are available on the SEC’s website at www.sec.gov, including, without limitation, the factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and Greenbrook’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as each may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Revenues	$22,493	$20,314	$74,890	$71,348
Cost of revenues	7,600	4,543	20,729	19,643

Gross profit	14,893	15,771	54,161	51,705

Operating expenses:
Sales and marketing	9,854	11,716	45,674	47,318
General and administrative	10,216	6,276	29,756	25,426
Research and development	5,772	2,206	12,771	9,515

Total operating expenses	25,842	20,198	88,201	82,259

Loss from operations	(10,949)	(4,427)	(34,040)	(30,554)

Other (income) expense:
Interest expense	1,757	1,843	7,286	5,424
Loss on extinguishment of debt	—	—	4,427	—
Other income, net	(548)	(893)	(2,549)	(5,789)

Net loss	$(12,158)	$(5,377)	$(43,204)	$(30,189)

Net loss per share of common stock outstanding, basic and diluted	$(0.33)	$(0.19)	$(1.37)	$(1.05)

Weighted average common shares outstanding, basic and diluted	36,674	29,048	31,626	28,658

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$18,459	$59,677
Restricted cash	1,000	—
Accounts receivable, net	23,355	15,782
Inventory	4,248	8,093
Current portion of net investments in sales-type leases	206	905
Current portion of prepaid commission expense	3,078	2,514
Current portion of note receivables	930	2,056
Prepaid expenses and other current assets	6,846	4,766

Total current assets	58,122	93,793

Property and equipment, net	6,242	2,009
Goodwill	13,988	—
Identified Intangibles, net	16,798	—
Operating lease right-of-use assets	27,093	2,773
Net investments in sales-type leases	86	661
Prepaid commission expense	8,902	8,370
Long-term notes receivable	295	3,795
Other assets	1,923	4,430

Total assets	$133,449	$115,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,077	$4,752
Accrued expenses	13,044	12,595
Deferred revenue	974	1,620
Deferred and contingent consideration	1,000	—
Other payables	605	—
Current portion of operating lease liabilities	4,791	845
Total current liabilities	31,492	19,812

Long-term debt, net	55,151	59,283
Deferred revenue	2	200
Operating lease liabilities	22,686	2,346

Total liabilities	109,331	81,641

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on December 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 55,679 and 29,092 shares issued and outstanding on December 31, 2024 and December 31, 2023, respectively	557	291
Additional paid-in capital	446,938	409,980
Accumulated deficit	(419,285)	(376,081)

Total Stockholders’ equity excluding non-controlling interest	28,210	34,190
Non-controlling interest	(4,091)	—

Total liabilities and Stockholders’ equity	$133,449	$115,831

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Year ended December 31,
	2024	2023
Cash flows from Operating activities:
Net loss	$(43,204)	$(30,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,069	2,006
Capitalized Software impairment	3,956	—
Allowance for credit losses	2,055	390
Inventory impairment	626	1,905
Share-based compensation	5,602	7,319
Non-cash interest expense	771	634
Loss on extinguishment of debt	4,427	—
Loss on disposal of property and equipment	28	—
Changes in certain assets and liabilities:
Accounts receivable, net	(3,727)	(8,831)
Inventory	3,150	(1,098)
Net investment in sales-type leases	997	1,193
Prepaid commission expense	(1,096)	(1,319)
Prepaid expenses and other assets	(1,155)	(2,845)
Accounts payable	(1,985)	2,029
Accrued expenses	(2,602)	(2,243)
Other Liabilities	(66)	—
Deferred revenue	(843)	(989)

Net Cash used in Operating activities	(30,997)	(32,038)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(1,466)	(2,369)
Fees paid on acquisition, net of cash acquired	(2,553)	—
Repayment of notes receivable	1,606	1,047

Net Cash used in Investing activities	(2,413)	(1,322)

Cash flows from Financing activities:
Payments of debt issuance costs	(2,624)	(1,104)
Proceeds from issuance of long-term debt	57,479	25,000
Proceeds from issuance of warrants	2,521	—
Repayment of long-term debt	(60,000)	(1,200)
Payment for debt extinguishment cost	(4,185)	—
Proceeds from exercises of stock options	1	1

Net Cash (used in) provided by Financing activities	(6,808)	22,697

Net decrease in Cash and Cash equivalents	(40,218)	(10,663)
Cash and Cash equivalents, Beginning of Period	59,677	70,340

Cash, Cash equivalents and restricted cash, End of Period	$19,459	$59,677

Non-GAAP Financial Measures (Unaudited)

EBITDA and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles in the U.S.(“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA and adjusted EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA and Adjusted EBITDA:

	Three Months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(12,158)	$(5,377)	$(43,204)	$(30,189)
Interest expense, net	1,209	1,843	4,737	5,424
Income taxes	—	—	—	—
Depreciation and amortization	442	503	2,148	2,006

EBITDA	$(10,507)	$(3,031)	$(36,319)	$(22,759)

Acquisition related expense (Note. 1)	6,584	—	6,584	—
Software impairment (Note. 2)	4,031	—	4,034	—
Loss on extinguishment of debt (Note.3)	—	—	4,427	—
Inventory impairment on circuit boards (Note.4)	—	—	—	1,747

Adjusted EBITDA	$108	$(3,031)	$(21,274)	$(21,012)

1.

In connection with the acquisition of Greenbrook, the Company incurred acquisition related expenses totaling approximately $6.6 million which were non-recurring and infrequent in nature. These expenses are removed from EBITDA in order to provide a more accurate depiction of the company’s core operational performance for the period presented.

2.

During the quarter ended December 31, 2024, following a change in strategy, the Company halted development on a certain product release resulting in a software impairment charge of approximately $4.0 million. This expense, which is infrequent and non-recurring in nature, is removed from EBITDA in order to provide a more accurate depiction of the company’s core operational performance for the period presented.

3.

In connection with its $60 million debt refinance in the third quarter of 2024 from SLR Capital to Perceptive Advisors the Company recorded a loss on extinguishment of approximately $4.4 million. This infrequent and non-recurring expense is removed from EBITDA in order to provide a more accurate reflection of the company’s core operational performance for the period presented.

4.

Due in part to a change in strategy, in 2023 the Company recorded an inventory impairment charge related to circuit boards totaling $1.7 million. This infrequent and non-recurring expense is removed from EBITDA in order to provide a more accurate reflection of the company’s core operational performance for the period presented.